                        PROXY SOLICITATION-SECTION 14(a)             17,579

                               SCHEDULE 14A

[PARA 24,031]      INFORMATION REQUIRED IN PROXY STATEMENT

        -- > SCHEDULE 14A IS PROPOSED TO BE AMENDED IN RELEASE NOS. 33-7607 AND 33-7606A, NOVEMBER 3, 1998 AND NOVEMBER 13, 1998. SEE PARA 86,058 AND PARA 86,108.

      REG. SECTION 240.14a-101.

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         QUEST DIAGNOSTICS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------


FEDERAL SECURITIES LAW REPORTS             REG. SECTION 240.14a-101 PARA 24,031

[LOGO]

                                                                        --------
                                                                       Notice of
                                                           2000 Annual Meeting &
                                                                 Proxy Statement

[LOGO]
                                                  Quest Diagnostics Incorporated
                                                              One Malcolm Avenue
                                                     Teterboro, New Jersey 07608
                                                        www.questdiagnostics.com

                                                              One Malcolm Avenue
                                                     Teterboro, New Jersey 07608
                                                                  (201) 393-5000

---------------------------------------------------------------------
Notice of 2000 Annual Meeting To Be Held on May 9, 2000

To the Stockholders of Quest Diagnostics Incorporated:

The 2000 Annual Meeting of Stockholders of Quest Diagnostics Incorporated will be held on Tuesday, May 9, 2000 at 10:00 A.M., local time, at The Hotel Intercontinental, Whitney Room, 111 East 48th Street, New York, New York 10017, for the purpose of considering and voting upon the following matters:

1.  To elect three directors for a three-year term.

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2000.

3. To approve an amendment of Paragraph 11 of Quest Diagnostics' Restated Certificate of Incorporation to conform with a recent change to Section 145(d) of the Delaware General Corporation Law ("DGCL") by eliminating the requirement that indemnification of employees and agents who are not directors or officers be authorized by the Board of Directors.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

Your Board of Directors has fixed the close of business on March 10, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors

[LOGO]

Leo C. Farrenkopf, Jr.
Vice President and Secretary

April 10, 2000

All stockholders are invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person you are urged to complete, date, sign and promptly return the enclosed proxy in the postage-paid envelope provided. No postage need be affixed if mailed in the United States. Alternatively, stockholders of record may vote by telephone by calling
(800) 213-3198 or on the internet at http//www.harrisbank.com/wproxy. Each proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting.

This notice and the proxy statement are dated April 10, 2000, and are first being mailed to stockholders on or about April 11, 2000.

One Malcolm Avenue
Teterboro, New Jersey 07608
(201) 393-5000

[LOGO]

2 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

Proxy Statement

Annual Meeting of Stockholders
To Be Held on May 9, 2000

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Quest Diagnostics Incorporated ("Quest Diagnostics" or the "Company") of proxies for use at the 2000 Annual Meeting of Stockholders of Quest Diagnostics to be held on Tuesday, May 9, 2000, and at any adjournments or postponements of the annual meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about
April 10, 2000.

Only holders of record of shares of Quest Diagnostics' common stock, par value $.01 per share, and holders of record of shares of Quest Diagnostics' voting cumulative preferred stock, par value $1.00 per share, at the close of business on March 10, 2000, are entitled to notice of the annual meeting and to vote on all matters presented to the annual meeting. On that date, there were issued, outstanding and entitled to vote 43,718,951 shares of common stock held by approximately 7,150 stockholders of record and 1,000 shares of voting cumulative preferred stock, all of which shares are held by Corning Incorporated. Each share of common stock and voting cumulative preferred stock is entitled to one vote, voting as one class. The common stock and voting cumulative preferred stock are collectively referred to as the "shares." A majority of the shares issued and outstanding at March 10, 2000, constitutes a quorum for the transaction of business.

All proxies on the enclosed card which are properly executed and returned to Quest Diagnostics or are properly voted by telephone or Internet will be voted as provided therein at the annual meeting and any and all adjournments thereof. Signed, unmarked proxies will be voted FOR the election of the Board's nominees (Proposal 1), FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2000 (Proposal 2) and FOR approval of the amendment of Paragraph 11 of the Restated Certificate of Incorporation (Proposal 3). A stockholder executing and returning a proxy may revoke it at any time before it has been voted by filing with the Secretary of Quest Diagnostics a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

The required vote for election of directors (Proposal 1) is a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The required vote for approval of Proposal 2 is the affirmative vote of a majority of the shares casting votes on the proposal (whether present in

                     Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 3 person or represented by proxy) provided that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. The required vote for approval of the amendment of Paragraph 11 of the Restated Certificate of Incorporation (Proposal 3) is the affirmative vote of a majority of the shares issued and outstanding as of March 10, 2000. Any proxy that is properly executed and returned to Quest Diagnostics and marked "abstain" as to any matter will, nevertheless, be counted in determining whether a quorum is present at the annual meeting. The number of shares abstaining on each proposal is counted and reported as a separate total. Broker non-votes are included in the determination of the number of stockholders present at the meeting for quorum purposes but are not counted in the tabulation of votes cast on proposals presented to stockholders.

Quest Diagnostics' management does not know of any matters to be brought before the annual meeting other than Proposals 1, 2 and 3. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than February 15 of the year in which the annual meeting is held, at its principal executive office. Quest Diagnostics has not received notice of a proposal from any stockholder.

Officers and employees of Quest Diagnostics may solicit proxies by mail, telephone, facsimile transmission or telegraph, or in person, for which they will receive no special compensation. Quest Diagnostics will bear all expenses for the preparation, printing and use of Quest Diagnostics' proxy materials. In addition, Quest Diagnostics has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of $12,000 and reimbursement of its reasonable out-of-pocket expenses. No portion of the proxy solicitor's fee is dependent on the number of shares (as hereinbefore defined) voting in favor of (as opposed to those voting against or abstaining) any matter being submitted for approval at the annual meeting. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of Quest Diagnostics' stock, and to obtain authorizations for the execution of proxies. Quest Diagnostics will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Quest Diagnostics' 2000 Annual Report to Stockholders has been distributed to stockholders and is not deemed a part of the materials for the solicitation of proxies.

---------------------------------
Proposal No. 1
Election of Directors

The Restated Certificate of Incorporation of Quest Diagnostics provides that the Board of Directors shall consist of not less than three nor more than twelve directors, the exact

4 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement number to be determined from time to time by resolution of the Board of Directors. The Board presently consists of nine directors. The Restated Certificate of Incorporation further provides for three classes of directors having staggered terms of office, each class consisting, so far as possible, of one-third of the number of directors required at the time to constitute a full Board. If the number of directors may not be evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director.

At the annual meeting, three directors will be elected to hold office until the 2003 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

The following tables identify the three persons nominated for election to the Board of Directors at the annual meeting and the six members of the Board of Directors whose terms will expire subsequent to the annual meeting. Each of the nominees has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of the three nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables below.

It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his or her prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.

Directors will be elected by the plurality vote of the holders of shares entitled to vote at the annual meeting and present in person or by proxy.

                     Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 5

---------------------------------------------------------------------
Nominees for the Board with Terms Expiring at the 2003 Annual Meeting

                              Position with
Name                          Quest Diagnostics               Age
--------------------------------------------------------------------
Kenneth W. Freeman            Chairman of the Board, Chief     49
                              Executive Officer and
                              Director
--------------------------------------------------------------------
Gail R. Wilensky              Director                         56
--------------------------------------------------------------------
John B. Ziegler               Nominee for Director             53

--------------------------------------------------------------
Members of the Board Continuing in Office with Terms Expiring at the 2001 Annual Meeting

                              Position with
Name                          Quest Diagnostics               Age
--------------------------------------------------------------------
Kenneth D. Brody              Director                         56
--------------------------------------------------------------------
Mary A. Cirillo               Director                         52
--------------------------------------------------------------------
William R. Grant              Director                         75

--------------------------------------------------------------
Members of the Board Continuing in Office with Terms Expiring at the 2002 Annual Meeting

                              Position with
Name                          Quest Diagnostics               Age
--------------------------------------------------------------------
William F. Buehler            Director                         60
--------------------------------------------------------------------
Van C. Campbell               Director                         61
--------------------------------------------------------------------
Dan C. Stanzione              Director                         54

6 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

Kenneth D. Brody is the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. He is also the co-founder and principal of Taconic Capital Advisors, an investment adviser firm. From 1993 to early 1996, he was the chairman and president of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody is a director of Federal Realty Investment Trust. Mr. Brody has been a director of Quest Diagnostics since January 1997.

William F. Buehler is Vice Chairman of Xerox Corporation, which he joined in 1991. He is responsible for the company's sales and marketing operations in North America and Europe. Mr. Buehler is a director of A.O. Smith. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

Van C. Campbell retired in 1999 as Vice Chairman of Corning Incorporated, which he joined in 1965. He was elected treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980. He became general manager of the Consumer Products Division in 1981.
Mr. Campbell was elected vice chairman and a director in 1983 and during 1995 was appointed to the additional position of chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc and Covance Inc.
Mr. Campbell has been a director of Quest Diagnostics since January 1991.

Mary A. Cirillo was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. From April 1994 until she joined Bankers Trust Company, Ms. Cirillo was responsible for Citibank's Global Relationship Banking Operations and Technology Group, which supported the infrastructure and information technology needs of the North America, Europe and Japan global markets. Ms. Cirillo previously served as the Senior Corporate Officer for Citicorp's Business Evaluation and Corporate Re-engineering Unit. Ms. Cirillo is a director of Cisco Systems, Inc.
Ms. Cirillo has been a director of Quest Diagnostics since April 1997.

Kenneth W. Freeman is Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Mr. Freeman joined Quest Diagnostics in May 1995 as President and Chief Executive Officer, was elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of financial and managerial positions at Corning Incorporated, which he

                     Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 7 joined in 1972. He was elected Controller and a Vice President of Corning in 1985, Senior Vice President in 1987, and General Manager of the Science Products Division in 1989. He was appointed President and Chief Executive Officer of Corning Asahi Video Products Company in 1990. In 1993, he was elected Executive Vice President of Corning.

William R. Grant has been Chairman of Galen Associates, a New York investment firm, since 1989. From 1987 to 1989 he was Chairman of New York Life International and from 1979 to 1987 of MacKay-Shields Financial Corp. He is also a former director and Vice-Chairman of SmithKline Beecham plc, and is currently a director of Allergan, Inc., MiniMed, Inc., Ocular Sciences, Vasogen Inc., and WBN.Com. He has been a director of Quest Diagnostics since August, 1999.
Mr. Grant was designated by SmithKline Beecham to be a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See "Certain Relationships and Related Transactions- Stockholders Agreement."

Dan C. Stanzione is President Emeritus of Bell Laboratories at Lucent Technologies Incorporated. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

Gail R. Wilensky is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. She is currently the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Advanced Tissue Sciences Inc., Manor Care Inc., St. Jude Medical Corp., SMS Corporation, Syncor Corporation and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

John B. Ziegler is the President, Worldwide Consumer Healthcare, of SmithKline Beecham. Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare- North American Division. He became Executive Vice President of SmithKline Beecham in 1996 and assumed his current responsibilities in 1998. Mr. Ziegler has been designated by SmithKline Beecham to replace John O. Parker as a director of Quest Diagnostics

8 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement pursuant to the Stockholders Agreement with SmithKline Beecham. See "Certain Relationships and Related Transactions-Stockholders Agreement."

The Board of Directors unanimously recommends a vote "For" the election of all nominees for Director.

DIRECTORS
-------------------------------------
Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee, a Compliance Committee and an Executive Committee. The Audit and Finance Committee, composed of
Mr. Campbell, Ms. Cirillo, Mr. Grant and Dr. Stanzione, examines and considers matters relating to the financial affairs of Quest Diagnostics, including reviewing Quest Diagnostics' annual financial statements, the scope of independent and internal audits and the auditors' letters to management concerning the effectiveness of Quest Diagnostics' internal financial and accounting controls. The Compensation and Nominating Committee, composed of Mr. Brody, Ms. Cirillo, Mr. Grant and Dr. Stanzione, makes recommendations to the Board with respect to programs for human resource development and management organization and succession, and makes recommendations to the Board with respect to compensation matters and policies and employee benefit and incentive plans, including Quest Diagnostics' 1999 Employee Equity Participation Program. The Compliance Committee, composed of Mr. Buehler, Mr. Campbell, Mr. Parker and
Dr. Wilensky, oversees Quest Diagnostics' compliance program, which is administered by management's Compliance Team and the Legal and Compliance Department. The Executive Committee, composed of Mr. Brody, Mr. Campbell and
Mr. Freeman, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of Quest Diagnostics except with respect to certain major corporate matters, such as mergers, the election of directors, the amendment of Quest Diagnostics' certificate of incorporation and By-laws, incurring indebtedness in excess of $20 million and such matters as are delegated to other committees of the Board of Directors.

During 1999, there were eight meetings of the Board of Directors, five meetings of the Audit and Finance Committee, ten meetings of the Compensation and Nominating Committee, four meetings of the Compliance Committee and two meetings of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board of Directors and each committee of which he or she was a member.
---------------------------------
Directors' Compensation

Each non-employee director is entitled to receive a fee in an annual sum of $26,000, payable in quarterly installments of $6,500. Directors who serve as committee chairs receive an additional annual sum of $1,500, payable in quarterly installments of $375. In addition, each

                     Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 9 non-employee director also participates in Quest Diagnostics' stock option plan for non-employee directors. The option plan authorizes the grant on the date of the Annual Meeting of Stockholders of non-qualified stock options to acquire 9,000 shares of common stock of Quest Diagnostics to each non-employee director. In the event that a person is elected as a director of Quest Diagnostics other than on the date of the Annual Meeting of Stockholders, the Board of Directors may grant to such director, on his/ her election, an option to acquire a number of shares (not to exceed 9,000) that is proportional to the fraction of a year remaining until the next Annual Meeting of Stockholders. A director may elect to receive his or her annual retainer in options in lieu of cash. Currently two directors have elected to receive options in lieu of cash. The aggregate number of shares of common stock of Quest Diagnostics which may be issued pursuant to the exercise of options granted under the plan may not exceed 500,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the plan is the fair market value of Quest Diagnostics' common stock on the date of grant.

Under the Quest Diagnostics deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in the plan. Currently, two directors have elected to defer compensation pursuant to the plan.
---------------------------------
Proposal No. 2
Ratification of Appointment of
PricewaterhouseCoopers LLP

The Board of Directors recommends the ratification of its selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for its current fiscal year, which ends December 31, 2000. PricewaterhouseCoopers LLP has served as Quest Diagnostics' independent accountants since 1982. Should the selection of PricewaterhouseCoopers LLP by the Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of Quest Diagnostics.

It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have the opportunity to make a statement if they elect to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote "For" Ratification of appointment of PricewaterhouseCoopers LLP.

10 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

------------------------------------------
Proposal No. 3
Amendment of the Restated Certificate of Incorporation

The Board of Directors recommends that the stockholders approve an amendment of Paragraph 11 of Quest Diagnostics' Restated Certificate of Incorporation to conform with a recent change to Section 145(d) of the Delaware General Corporation Law ("DGCL") by eliminating the requirement that indemnification of employees and agents who are not directors or officers be authorized by the Board of Directors.

Section 145 of the DGCL provides that a Delaware corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In conformity with the DGCL, Paragraph 11 of Quest Diagnostics' Restated Certificate of Incorporation currently provides for indemnification of directors and officers to the fullest extent permitted by law and permits Quest Diagnostics, by action of the Board of Directors, to indemnify employees and agents.

Unless ordered by a court, any indemnification pursuant to Section 145 of the DGCL may be made by a Delaware corporation only as authorized in the specific case upon determination that indemnification of a present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in the DGCL. Until 1997, the determination was generally required to be made in all cases by the Board of Directors, independent counsel or the stockholders. In 1997, the DGCL was amended to eliminate the requirement that indemnification of employees and agents who are not directors or officers (as well as indemnification of former directors or officers) be authorized by the directors, independent counsel or the stockholders.

The Board of Directors has approved, subject to approval by the stockholders, an amendment of the last sentence of Paragraph 11(b) of Quest Diagnostics' Restated Certificate of Incorporation to conform with the change to the DGCL by eliminating the requirement that

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 11 indemnification of employees and agents who are not officers or directors be authorized by the Board of Directors. The proposed change to the last sentence of Paragraph 11(b) is as follows:

"The Corporation may also provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers."

The full text of Paragraph 11 of the Restated Certificate of Incorporation, indicating the proposed changes, is set forth in Exhibit A to this Proxy Statement.

The Board of Directors unanimously
recommends a vote "For" approval of
the amendment of paragraph 11 of the
Restated Certificate of Incorporation.

-------------------------------------
Other Matters

As of the date hereof, the Board does not know of any matter that will come before the annual meeting other than Proposals 1, 2 and 3. If any other matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than the February 15 preceding the date of an annual meeting, at its principal executive office at One Malcolm Avenue, Teterboro, NJ 07608. Quest Diagnostics has not received notice of any such proposal.

---------------------------------
Executive Compensation

Summary Compensation Table. The following table shows the compensation for the past three years of the Chief Executive Officer and each of Quest Diagnostics' other four most highly compensated executive officers (the "named executive officers").

12 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

                 (This page has been left blank intentionally.)

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 13

Summary Compensation Table

                                                ANNUAL COMPENSATION
                   NAME AND                     -------------------
              PRINCIPAL POSITION                  YEAR      SALARY
-------------------------------------------------------------------
Kenneth W. Freeman                                1999     $598,078
  Chairman & CEO (5)                              1998      500,000
                                                  1997      500,000

Surya Mohapatra (6)                               1999     $361,539
  President & Chief Operating Officer

James D. Chambers                                 1999     $349,039
  President                                       1998      298,845
  Business Services                               1997      226,160

Gerald C. Marrone                                 1999     $310,299
  Corporate Vice President                        1998      300,000
  & Chief Information Officer                     1997       40,385

Robert A. Hagemann (7)                            1999     $241,247
  Corporate Vice President                        1998      194,566
  & Chief Financial Officer

(1) 1999 bonus includes 1999 Management Incentive Plan bonus paid in cash and vested shares.

(2) Includes $77,499, $37,750 and $35,182 in tax gross-up payments on forgiven loan amounts for Mr. Freeman, Dr. Mohapatra and Mr. Chambers, respectively. The loans were provided in connection with the relocation of the executives, bear no interest and are forgiven over five year periods. The principal balance of the loan to Mr. Freeman was $240,000 at January 1, 1999 and $160,000 at December 31, 1999. The principal balance of the loan to Dr. Mohapatra was $250,000 at June 18, 1999 and $200,000 at December 31, 1999. Also includes tax and financial planning assistance payment of $123,592 for Mr. Freeman. Includes $160,000 and $50,000 sign on bonus payments for Dr. Mohapatra and Mr. Marrone, respectively.

(3) 1999 values are based on a per share price of $34.03 at February 29, 2000 and represent shares of incentive stock that were awarded based on 1999 financial performance results, subject to forfeiture and transfer restrictions until vested. Performance shares earned for Mr. Freeman, Dr. Mohapatra, Mr. Chambers, Mr. Marrone, and Mr. Hagemann are 62,500, 25,000, 17,500, 11,250, and 8,125 shares, respectively. The shares vest in three equal annual installments beginning February 28, 2001. In addition, Dr. Mohapatra was awarded 8,000 shares (subject to forfeiture and transfer restrictions) as a sign-on bonus. The shares vest in four equal annual installments beginning February 28, 2000.

14 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

                                           LONG-TERM
       ANNUAL COMPENSATION            COMPENSATION AWARDS
---------------------------------   -----------------------
                          OTHER     RESTRICTED   SECURITIES                 ALL
                         ANNUAL       STOCK      UNDERLYING     LTIP       OTHER
      BONUS (1)         COMP. (2)   AWARDS (3)    OPTIONS     PAYOUTS    COMP. (4)
-----------------------------------------------------------------------------------
     $1,200,000         $231,203    $2,126,875     332,151       $0      $1,711,848
        460,000          183,292       926,316     180,000        0         131,963
        187,485          125,403       145,002     137,000        0         320,474

     $  400,000         $197,750    $1,094,250     140,000       $0      $  443,955

     $  275,100         $ 35,182    $  595,525      85,000       $0      $  592,993
        189,751           35,901       257,310      50,000        0          57,593
        105,429                0        32,290      30,500        0           6,880

     $  203,378         $ 50,000    $  382,838      55,000       $0      $  362,143
        172,500          100,000       180,117      35,000        0           8,190
              0                0             0      10,000        0               0

     $  158,290         $      0    $  276,494      40,000       $0      $  329,036
        102,784                0       154,386      27,000        0          23,747

(4) Includes a special share grant, subject to restrictions on transfer, of 60,805, 14,000, 15,478, 9,950 and 7,186 shares for Mr. Freeman, Dr.
    Mohapatra, Mr. Chambers, Mr. Marrone and Mr. Hagemann, respectively. Includes forgiven principal on relocation loans of $80,000, $50,000 and $50,000 for Mr. Freeman, Dr. Mohapatra and Mr. Chambers, respectively. Includes special Integration Bonus award of 3,470 shares and $42,370 for Mr. Chambers, 2,080 shares and $25,470 for Mr. Marrone, 2,780 shares and $33,800 for Mr. Hagemann, which shares are subject to forfeiture and transfer restrictions. Includes payments of $20,164 and $1,000 to Mr. Freeman and Mr. Chambers, respectively, under the Transferee Supplemental Pension Plan. Includes $6,880, $6,880, $6,880, $6,880 and $6,880 contributed to the Company's Profit Sharing Plan for Mr. Freeman, Dr. Mohapatra,
    Mr. Chambers, Mr. Marrone and Mr. Hagemann, respectively. Includes $15,546, $16,030 and $7,914 contributed to the Company's Supplemental Deferred Compensation Plan for Dr. Mohapatra, Mr. Marrone and Mr. Hagemann, respectively. Includes $23,291 contributed to MetPath Deferred Compensation Plan for Mr. Hagemann. Includes ESOP contribution of $3,200, $2,769, $2,423, $2,150 and $1,673 for Mr. Freeman, Dr. Mohapatra, Mr. Chambers,
    Mr. Marrone, and Mr. Hagemann, respectively.

(5) As of December 31, 1999, 10,778 shares (with a value of $329,403) remained unvested from an award in 1996 that was reflected as compensation in 1996.

(6) Dr. Mohapatra began employment and was elected an executive officer in February 1999.

(7) Mr. Hagemann was elected an executive officer in October 1998.

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 15

Option Grants. The following table sets forth certain information regarding options granted in 1999 to the named executive officers pursuant to stock option plans.

Option/SAR Grants in 1999(1)

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR OPTION
                                         INDIVIDUAL GRANTS                                    TERM(2)
                       ------------------------------------------------------   -----------------------------------
                       NUMBER OF          % OF
                       SECURITIES     TOTAL OPTIONS
                       UNDERLYING      GRANTED TO                                 GAIN        GAIN         GAIN
                        OPTIONS       ALL EMPLOYEES     EXERCISE   EXPIRATION      AT          AT           AT
EXECUTIVE               GRANTED      IN FISCAL YEAR      PRICE        DATE         0%          5%           10%
-------------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman     330,000(3)         10.0%          $26.34     8/16/2009      $0      $5,466,478   $13,853,128
                         2,151(4)          0.1%          $31.00    12/05/2005       0          41,935       106,272
Surya N. Mohapatra      80,000(5)          2.4%          $19.06     2/03/2009       0         958,939     2,430,139
                        60,000(3)          1.8%          $26.34     8/16/2009       0         993,905     2,518,751
James D. Chambers       85,000(3)          2.6%          $26.34     8/16/2009       0       1,408,032     3,568,230
Gerald C. Marrone       55,000(3)          1.7%          $26.34     8/16/2009       0         911,080     2,308,855
Robert A. Hagemann      40,000(3)          1.2%          $26.34     8/16/2009       0         662,603     1,679,167

(1) No stock apprecation rights ("SARs") were granted. All options provide that an additional option may be granted when the optionee uses shares of Quest Diagnostics common stock to pay the purchase price of an option. The additional option will be exercisable for the number of shares tendered in payment of the option price, will be exercisable at the then fair market value of Quest Diagnostics common stock, will become exercisable only after the lapse of twelve months and will expire on the expiration date of the original option.

(2) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the Securities and Exchange Commission and therefore, are not intended to forecast future appreciation of Quest Diagnostics common stock.

(3) The options vest in four equal annual installments in August 2000, 2001, 2002 and 2003.

(4) The options vest in December 2000.

(5) The options vest in three equal annual installments in February 2000, 2001 and 2002.

Option Exercises and Fiscal Year-End Values. The following table sets forth certain information regarding stock option exercises by the named executive officers during 1999 and the number of shares of Quest Diagnostics' Common Stock covered by both exercisable and unexercisable stock options as of December 31, 1999, for the named executive officers.

16 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

Aggregate Option/SAR Exercises In 1999
& 1999 Year-End Option/SAR Values(1)

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                             SHARES                 ---------------------------   ---------------------------
                            ACQUIRED      VALUE
NAME                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Kenneth W. Freeman            6,344      $196,664     396,883        418,378      $6,145,716     $3,122,492
Surya N. Mohapatra                0             0           0        140,000               0      1,173,550
James D. Chambers                 0             0      95,367         99,866       1,453,677        657,013
Gerald C. Marrone                 0             0      45,000         55,000         646,013        232,238
Robert A. Hagemann                0             0      34,600         40,000         420,523        168,900

(1) There are no SARs outstanding.

(2) Based on a price of $30.5625 per share.

Variable Compensation. Quest Diagnostics maintains a Management Incentive Plan, which is an annual incentive cash compensation plan for approximately 1,600 supervisory, management and executive employees. The terms of the Management Incentive Plan are described below.

The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals such as net income, cash flow, operating margin, return on equity, or earnings per share, or a combination thereof, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to the scale of targets with each gradation of desired result corresponding to a percentage, which are multiplied by the employee's assigned target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of his target annual bonus. The Compensation and Nominating Committee retains the right to reduce any award if it believes that individual performance does not warrant the award calculated by reference to the result.

Employee Equity Participation Program. Effective June 29, 1999, Quest Diagnostics adopted the 1999 Employee Equity Participation Program. The types of awards that may be granted under the 1999 Employee Equity Participation Program are stock options, stock appreciation rights and stock awards. An award may be granted separately or with another award. An award may also be granted in tandem, so that the exercise or vesting of one award cancels another award held by the same participant.

The 1999 Employee Equity Participation Program authorizes the issuance of up to six million shares of Quest Diagnostics' common stock.

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 17

The 1999 Employee Equity Participation Program also authorizes the issuance of shares of common stock of Quest Diagnostics that are represented by awards granted under the 1996 Employee Equity Participation Program or the 1999 Employee Equity Participation Program that are forfeited, expired or canceled. No additional options or stock awards can be issued under the 1996 Employee Equity Participation Program. In determining the number of shares of common stock of Quest Diagnostics available for delivery under the 1999 Employee Equity Participation Program, shares issued through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of Quest Diagnostics acquiring another entity will not reduce the maximum number of shares available.

Except in connection with certain transactions such as stock dividends or stock splits or mergers, Quest Diagnostics may not (1) grant new options or stock appreciation rights with a lower exercise price in exchange for previously granted options or stock appreciation rights, or (2) lower the price of outstanding stock options or stock appreciation rights. A maximum of 1,800,000 shares of Quest Diagnostics common stock awards may be issued as incentive stock awards under the 1999 Employee Equity Participation Program. No one individual may receive awards granted as options or stock appreciation rights covering more than 1,000,000 shares of Quest Diagnostics common stock under the 1999 Employee Equity Participation Program. No one individual may receive awards granted as stock awards covering more than 300,000 shares of Quest Diagnostics common stock under the 1999 Employee Equity Participation Program. Vesting of outstanding stock options and stock awards are subject to acceleration in the case of a change in control. Change of control, for purposes of existing options and grants, would be (1) any person becoming the beneficial owner of 40% or more of the voting stock of Quest Diagnostics, (2) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election, or (3) approval by Quest Diagnostics' stockholders of a transaction in which Quest Diagnostics ceases to be an independent public company, or a sale or disposition of all or substantially all of Quest Diagnostics' assets or a plan of partial or complete liquidation.

Pension Plans. None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

Effective as of January 1, 1997, Quest Diagnostics adopted a Transferee Supplemental Pension Plan, a nonqualified, unfunded defined benefit plan for the benefit of key employees and executive officers of Quest Diagnostics who are former employees of Corning Incorporated, including Mr. Freeman and Mr. Chambers. The Transferee Supplemental Pension Plan is intended to provide benefits approximately equal

18 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Executive Supplemental Pension Plan and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.

Prior to June 1, 1995, Mr. Freeman was eligible, and prior to January 1, 1995, Mr. Chambers was eligible, to participate in, and accrue benefits under, Corning's Salaried Pension Plan, a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings (regular salary and cash awards paid under Corning's variable compensation plans) and years of credited service. Effective as of January 1, 1997, the Corning Salaried Pension Plan provides that salaried employees of Corning who retire on or after December 31, 1996 will receive pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of such average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990, an additional amount of pension benefit reflecting the value of the increased voluntary contribution.

Corning maintains a non-qualified Executive Supplemental Pension Plan pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Corning Salaried Pension Plan with at least five years of credited service, are illustrated in the table set forth below. The table below does not reflect any limitations on benefits imposed by ERISA. It is estimated that Messrs. Freeman and Chambers, who have 28 and 14 years of credited service, respectively, would receive each year if they worked to age 65, $426,329 and $175,466, respectively, under the Corning Salaried Pension Plan, the Executive Supplemental Pension Plan and the Transferee Supplemental Pension Plan.

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 19

                                               YEARS OF SERVICE
   5 YEAR AVERAGE       ---------------------------------------------------------------
 FINAL COMPENSATION     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
---------------------------------------------------------------------------------------
       $100,000          19,800     26,400     33,000     39,600     46,200     53,700
        200,000          42,300     56,400     70,500     84,600     98,700    113,700
        300,000          64,800     86,400    108,000    129,600    151,200    173,700
        400,000          87,300    116,400    145,500    174,600    203,700    233,700
        500,000         109,800    146,400    183,000    219,600    256,200    293,700
        600,000         132,300    176,400    220,500    264,600    308,700    353,700
        700,000         154,800    206,400    258,000    309,600    361,200    413,700
        800,000         177,300    236,400    295,500    354,600    413,700    473,700
        900,000         199,800    266,400    333,000    399,600    466,200    533,700
      1,000,000         222,300    296,400    370,500    444,600    518,700    593,700
      1,100,000         244,800    326,400    408,000    489,600    571,200    653,700
      1,200,000         267,300    356,400    445,500    534,600    623,700    713,700
      1,300,000         289,800    386,400    483,000    579,600    676,200    773,700

Employment Agreement

Mr. Freeman entered into a new three year employment agreement with Quest Diagnostics in December 1999, which provides for:

- an annual base salary of no less than $750,000, with any increases subject to the discretion of the Board of Directors or the Compensation and Nominating Committee;

- an annual target participation in the Management Incentive Plan in amounts no less than 140% of annual base salary in effect at the time performance goals are established;

- a retirement pension benefit, which is secured by a letter of credit, equivalent to benefits under Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan based upon not less than 34 years of credited service in the event of termination for reasons other than for cause;

- the opportunity to receive grants of stock options and restricted shares under the 1999 Employee Equity Participation Program; and

- severance payments in an amount equal to three times his base salary and three times his target annual bonus award in the event Mr. Freeman terminates his employment for good reason or the Company terminates his employment without cause.

- Good reason would include (1) a material change in Mr. Freeman's duties or responsibilities, (2) removal or a failure to re-elect Mr. Freeman to the position of Chairman of the Board and Chief Executive Officer, (3) a greater than 75-mile relocation without his consent, (4) a reduction in compensation or benefits, (5) a change in control or (6) a failure to renew his employment agreement. Change of control would include (1) a sale or disposition of all or substantially all of Quest Diagnostics' assets or a partial or

20 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement complete liquidation of Quest Diagnostics, (2) a merger of consolidation in which the surviving entity becomes a subsidiary of a publicly traded parent and Mr. Freeman is not the Chairman and Chief Executive Officer of such parent, (3) the acquisition by any third party of at least 51% of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause (2) following which Quest Diagnostics ceases to be an independent public company or (4) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election.

---------------------------------
Severance Arrangements

Quest Diagnostics has a severance policy for certain executive officers, other than Mr. Freeman, whereby:

- Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics (1) other than for cause and (2) upon a determination that the business needs of Quest Diagnostics require the replacement of the executive officer, in an amount not to exceed two times the executive officer's base annual salary at the annual rate in effect on the date of termination of employment and an amount not to exceed two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

- If, however, an executive officer's employment is terminated by Quest Diagnostics other than for cause, during the 12-month period following a change in control, the severance benefit may be up to three times the executive officer's base annual salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A "Change of Control" is defined in the policy to include the following: the acquisition by a person of 20% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election; approval by the Company's stockholders of a merger or consolidation in which the Company

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 21 ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

COMPENSATION AND NOMINATING COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The compensation of Quest Diagnostics' executive officers is determined by the Compensation and Nominating Committee of the Board of Directors. The Committee has four members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission.

---------------------------------
Compensation Philosophy

The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with the Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:

- Recruit and retain highly qualified executive officers by offering overall compensation and benefits that are competitive with comparable companies.

- Reward executive officers based upon their position, performance, and potential.

- Motivate and align the interests of executive officers with those of the Quest Diagnostics' stockholders by tying a significant portion of executive total compensation to the Quest Diagnostics' performance through participation in the Management Incentive Plan and equity-based incentive compensation program.

- Maximize, as appropriate, the deductibility of executive compensation for tax purposes.

The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the Committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group and a broader group of U.S. corporations comparable in scope of operations.

---------------------------------
Base Salary

Quest Diagnostics sets salaries for most executive officers to approximate median levels in its executive compensation peer group and broader surveys of U.S. corporate executive salary levels. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

22 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

---------------------------------
Annual Incentives

Quest Diagnostics' Management Incentive Plan is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

For the Chief Executive Officer and all corporate executive officers, the 1999 Management Incentive Plan award was based 70% on financial performance results of the Company and 30% on quantitative operational performance results relative to objective performance targets set at the beginning of the year.

---------------------------------
Long-term Incentives

Long-term incentive compensation is based on annual grants of stock options and shares of incentive stock under the terms of the 1999 Employee Equity Participation Program. The Committee believes that these grants directly align stockholder and executive officer interests.

Stock option and incentive stock target grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending an executive's responsibilities, future potential, individual performance, and Company performance.

In 1999, the Committee approved grants of non-qualified stock options and shares of incentive stock for the Chief Executive Officer and each named executive officer disclosed in the Summary Compensation Table. The grants of stock options approved by the Committee in 1999 were designed to cover both 1999 and 2000.

---------------------------------
Compensation of the Chairman of the Board & Chief Executive Officer

The compensation of Mr. Freeman consists of the same elements as that of other senior executives, namely base salary, annual incentive, and grants of stock options and shares of incentive stock. The Committee determined the level for each of these elements using methods consistent with those used for other executive officers. For 1999, the Committee authorized an annual incentive payout equal to 131% of the target award. In addition to the $787,200 Management Incentive Plan award, the Committee approved a special incentive award in the amount of $412,800. The Committee also authorized an award of 330,000 non-qualified stock options and a target award of 50,000 shares of incentive stock in August 1999 in accordance with the 1999 Employee Equity Participation Program. Based on Quest Diagnostics' 1999 financial results, the Committee determined that 62,500 shares of incentive stock were earned (125% of the target

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 23 award), subject to vesting restrictions that extend into 2003.

---------------------------------
1999 Compensation Actions: Other Executive Officers

The other executive officers, including the named executives disclosed in the Summary Compensation Table, received salary increases that ranged from 4% to 23% of salary, averaging 8.3% (excluding salary adjustments tied to promotions). The Committee authorized annual incentive awards under the terms of the Management Incentive Plan that ranged from 109% to 131% of target. Each executive officer also received a grant of stock options and a target award of incentive stock under the terms of the Program. Based on Quest Diagnostics' 1999 financial results, the Committee determined that 106% to 125% of each target grant of incentive stock was earned, subject to vesting restrictions that extend into 2003.

---------------------------------
Internal Revenue Code Section 162(M)

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its other proxy-disclosed executive officers, unless certain specific and detailed criteria are satisfied.

The Committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the Management Incentive Plan and grants of stock options and shares of incentive stock under the terms of the 1999 Employee Equity Participation Program.

The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its stockholders.

THE COMPENSATION AND NOMINATING COMMITTEE:

Kenneth D. Brody, Chairman
Mary A. Cirillo
William R. Grant
Dan C. Stanzione

Performance Comparison

Set forth below is a line graph comparing the cumulative total stockholder return on Quest Diagnostics' common stock since December 17, 1996 (when the Company's common stock became listed on the New York Stock Exchange on a when issued basis), based on the market price of the Company's common stock and

24 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement assuming reinvestment of dividends, with the cumulative total stockholder return of companies on the Standard & Poor's 500 Stock Index and a group consisting of 23 publicly traded companies that are engaged primarily in the healthcare services and medical products and pharmaceuticals manufacturing industries:
Alpharma Inc., Bard (C.R.) Inc., Beckman Coulter Inc., Becton Dickinson & Co., Caremark Rx Inc., Chiron Corp., Covance Inc., Express Scripts Inc., Fisher Scientific International Inc., Genentech Inc., Genzyme General Corp., IVAX Corp., Laboratory Corporation of America Holdings Inc., Mallinckrodt Inc., Manor Care Inc., Novacare Inc., Omnicare Inc., Oxford Health Plans Inc., Pacificare Health Systems Inc., Quintiles Transnational Corp., Quorum Health Group Inc., St. Jude Medical Inc., and Tenet Healthcare Corporation.

Quest Diagnostics is changing the peer group index it uses for comparison to the S&P Midcap Healthcare Index. Due to consolidation in the healthcare industry, the 23-company peer group has had a number of changes and requires the assistance of an outside consultant to create and track. Quest Diagnostics believes that the publicly available S&P Midcap Healthcare Index is comparable, since it includes most of the companies in the 23-company peer group, and as a published index is more appropriate to use for comparison purposes. The differences between the 23-company peer group and the S&P Healthcare Index have not been significant during the last three years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                12/17/96  12/31/96  12/31/97  12/31/98  12/31/99
Quest Diagnostics Incorporated      $100   $108.04   $120.54   $127.24   $218.32
S&P 500                             $100   $102.20   $136.29   $175.23   $212.10
Old Peer Group                      $100   $101.92   $102.91   $119.97   $146.41
S&P Midcap Healthcare Index         $100   $103.09   $106.63   $136.28   $147.21

                           12/17/96   12/31/96   12/31/97   12/31/98   12/31/99   TOTAL RETURN
----------------------------------------------------------------------------------------------
Quest Diagnostics
  Incorporated             $   100    $108.04    $120.54    $127.24    $218.32       118.3%
S & P 500                  $   100    $102.20    $136.29    $175.23    $212.10       112.1%
23-Company Peer Group      $   100    $101.92    $102.91    $119.97    $146.41        46.4%
(former peer group)
S & P Midcap Healthcare
  Index                    $   100    $103.09    $106.63    $136.28    $147.21        47.2%
(new peer group)

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 25

Security Ownership by Certain Beneficial Owners and Management

The following table sets forth the number of shares of Quest Diagnostics' common stock beneficially owned as of February 29, 2000 by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the common stock,
(2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group, excluding shares held under the Corning Investment Plans. Corning Incorporated owns all 1,000 outstanding shares of Quest Diagnostics' voting cumulative preferred stock.

                                           NUMBER OF SHARES     PERCENTAGE
NAME                                      BENEFICIALLY OWNED   OF CLASS (8)
----                                      ------------------   ------------
SmithKline Beecham plc                        12,564,336(1)        28.7%
FMR Corp.                                      3,904,200(2)         8.9%
Wellington Management Company, LLP             3,800,700(3)         8.7%
Mellon Financial Corporation                   2,857,169(4)         6.5%
Vanguard Specialized Funds--Vanguard           2,312,000(5)         5.3%
Healthcare Fund
Kenneth D. Brody                                   7,306(6)          --
William F. Buehler                                 4,750(6)          --
Van C. Campbell                                   29,717(6)(7)       --
James D. Chambers                                158,504(8)          --
Mary A. Cirillo                                    7,306(6)(7)       --
Kenneth W. Freeman                               711,345(8)         1.6%
William R. Grant                                   8,014(6)(9)       --
Robert A. Hagemann                                59,693(8)          --
Gerald S. Marrone                                 71,761(8)          --
Surya N. Mohapatra                                56,482(8)          --
John O. Parker                                       930(6)(10)       --
Dan C. Stanzione                                   7,306(6)          --
Gail R. Wilensky                                   7,306(6)          --
John B. Ziegler                                        0(11)         --
All Directors, Nominees and Executive
  Officers as a Group (18 persons)             1,169,608(6)(8)(12)      2.7%

26 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

(1) The business address of SmithKline Beecham plc is New Horizons Court, Brentford, Middlesex TW8 9EP, England. The shares are held of record by SmithKline Beecham Corporation, a wholly owned subsidiary of SmithKline Beecham plc. This information is based solely on the information contained on a Schedule 13D filed by SmithKline Beecham with the Securities and Exchange Commission in August 1999.

(2) The business address of FMR Corp., which is the parent of Fidelity Management & Research Corporation, is 82 Devonshire Street, Boston, MA 02109. FMR Corp. has sole dispositive power (but does not have voting power) over all these shares. This information is based solely on the information contained in a Schedule 13-G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2000.

(3) The business address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, MA 02109. WMC has shared dispositive power (but not shared voting power) over all these shares. This information is based solely on the information contained on a Schedule 13-G filed by WMC with the Securities and Exchange Commission on February 9, 2000.

(4) The business address of Mellon Financial Corporation ("MFC") is One Mellon Center, Pittsburgh, PA 15258. MFC beneficially owns all these shares, together with Boston Group Holdings, Inc. This information is based solely on the information contained in a Schedule 13-G filed by MFC with the Securities and Exchange Commission on January 20, 2000.

(5) The business address of Vanguard Specialized Funds--Vanguard Healthcare Fund ("Vanguard") is P.O. Box 2600, Valley Forge, PA 19482. Vanguard beneficially owns all these shares and has sole voting power (but not sole dispositive power). This information is based solely on the information contained in a
    Schedule 13-G filed by Vanguard with the Securities and Exchange Commission on February 4, 2000.

(6) Includes options issued under the Stock Option Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days.

(7) In addition, Mr. Campbell and Ms. Cirillo have credited to their accounts the equivalent of 4,493 and 3,028 shares, respectively, of common stock under Quest Diagnostics' Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then value of Quest Diagnostics' common stock.

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 27

(8) Includes shares of common stock which are subject to options issued under Quest Diagnostics' Stock Option Plan that are presently exercisable or exercisable within 60 days. Mr. Chambers, Mr. Freeman, Mr. Hagemann, Mr. Marrone and Dr. Mohapatra have the right to purchase 113,283, 503,878, 35,360, 45,000 and 26,666 shares, respectively, pursuant to such presently exercisable options.

(9) Mr. Grant was nominated to be a director of the Company by SmithKline Beecham pursuant to the Stockholders Agreement discussed below. Mr. Grant, a former director of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(10) Mr. Parker was nominated to be a director of the Company by SmithKline Beecham pursuant to the Stockholders Agreement discussed below. Mr. Parker, the Senior Vice President, Information Resources of SmithKline Beecham Corporation, a subsidiary of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham. Mr. Parker's term expires on May 9, 2000 and SmithKline Beecham has nominated Mr. Ziegler as Mr. Parker's replacement.

(11) Mr. Ziegler has been nominated to be a director of the Company by SmithKline Beecham pursuant to the Stockholders Agreement discussed below. Mr. Ziegler, the President, Worldwide Consumer Healthcare of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(12) Includes 241 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

Certain Relationships and Related Transactions

---------------------------------
Smithkline Beecham

SmithKline Beecham plc owns 12,564,336 shares of Quest Diagnostics' common stock which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash, for its sale of SmithKline Beecham Clinical Laboratories, Inc. ("SBCL") to Quest Diagnostics.

---------------------------------
Stockholders Agreement

Quest Diagnostics entered into a stockholders agreement with SmithKline Beecham upon the closing of the purchase of SBCL. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common

28 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

---------------------------------
Clinical Trials Agreement

At the closing, SmithKline Beecham and Quest Diagnostics entered into a global clinical trials testing agreement. Under this agreement, SmithKline Beecham will use Quest Diagnostics as the provider of SmithKline Beecham's clinical trials testing requirements for ten years. The services that Quest Diagnostics will provide to SmithKline Beecham include support for studies conducted by SmithKline Beecham of the effects of pharmacological compounds on humans. SmithKline Beecham will pay Quest Diagnostics fees based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. Quest Diagnostics received approximately $10.3 million from SmithKline Beecham with respect to services performed during 1999 after the closing of the acquisition of SBCL.

---------------------------------
Transition Services Agreement

At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a transition services agreement which requires SmithKline Beecham to provide various administrative services that SmithKline Beecham previously performed for its clinical laboratories testing business. The agreement terminates on December 31, 2000. The services covered by this agreement include treasury, payroll and benefits administration, human resource services, telecommunications, and information resource management. Generally, the fees associated with each respective service are substantially at cost and are listed in a schedule attached to the transition services agreement. Quest Diagnostics paid approximately $4.6 million to SmithKline Beecham with respect to services performed under the transition services agreement in 1999.

---------------------------------
Data Access Agreements

At the closing of the acquisition of SBCL, Quest Diagnostics entered into two data access agreements under which SmithKline Beecham has the right to use Quest Diagnostics' laboratory data. Under the first agreement, SmithKline Beecham has the right to use the data (a) within SmithKline Beecham and its affiliates and
(b) in programs or services supplied to third parties in support of disease state categories which SmithKline Beecham is developing, marketing, or selling pharmaceutical or vaccine products. Under the second agreement, SmithKline Beecham has the right, through a new entity to be formed ("Newco") in which the Company will receive approximately a 29.5% equity interest before any external financing, to commercialize information programs or services that include laboratory data (but are materially enhanced by the inclusion of non-laboratory data). Quest Diagnostics is not required to advance funds to the new entity but Quest Diagnostics'

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 29 interest will be diluted if Quest Diagnostics does not advance funds and/or other parties invest in the new entity. If SmithKline Beecham does not organize the new entity by August 16, 2000, Quest Diagnostics can terminate the second agreement. Both agreements restrict disclosure of data that would identify the patient or payor without appropriate authorization. Following an initial term ending 42 months following the closing, each data access agreement can be renewed by SmithKline Beecham or Newco, as the case may be, for seven successive one-year renewal options. No fee was required to be paid for 1999. The fees payable during the balance of the initial term will be below market prices, but at the time of renewal, terms will generally be determined based on the most favorable rate that Quest Diagnostics charges third party for similar access to and use of Quest Diagnostics' laboratory data.

---------------------------------
Indemnification

The stock and asset purchase agreement for the acquisition of SBCL includes customary indemnification agreements relating to breaches of representations, warranties and covenants of SmithKline Beecham and Quest Diagnostics. Except for the obligations of SmithKline Beecham and Quest Diagnostics with respect to tax indemnification payments, the obligations of both SmithKline Beecham and Quest Diagnostics to indemnify each other for breaches of representations and warranties and pre-closing covenants are each subject to $25 million deductible amounts. In addition, their obligations to indemnify each other for breach of some specified representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be greater than $946.6 million and Quest Diagnostics' indemnification obligation for breaches of representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be greater than $245 million. All amounts paid under these indemnification agreements are net of amounts recovered from insurance and are calculated on an after-tax basis.

In addition to the above indemnification provisions, in the stock and asset purchase agreement, SmithKline Beecham has agreed to indemnify Quest Diagnostics against monetary payments required to be made to the United States government or any state government, or any agency or subdivision of any of them, arising out of alleged violations of applicable federal fraud and healthcare statutes and relating to billing practices, in any case, that have been settled prior to or are pending as of the closing date. SmithKline Beecham has also agreed to indemnify Quest Diagnostics against monetary payments required to be made to private parties, such as insurance companies, relating to or arising out of the governmental claims described in the prior sentence. The indemnification with respect to governmental claims is for 100% of these claims while the indemnification with respect to the private party claims is for 100% of those claims, up to an aggregate amount of $80 million, 50% of those claims to the extent they exceed $80 million but are than

30 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

$130 million and 100% of those claims to the extent that they exceed $130 million plus 80% of out-of-pocket costs and expenses.

The special indemnification does not cover:

- Governmental claims that arise after the closing date from service of a subpoena or other notice of such investigation after the closing date;

- private claims unrelated to the indemnified governmental claims or investigations; or

- any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs.

SmithKline Beecham is also required to indemnify Quest Diagnostics against any action, matter or claim arising from SmithKline Beecham's conduct of its business prior to the closing date (including medical professional liability claims) to the extent that these claims are covered by its insurance policies or would have been covered by policies if not for existing alternative arrangements made by SmithKline Beecham for the payment of such claims. SmithKline Beecham is also required to indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of an SBCL employee at a patient service center in Palo Alto, California who, at times, reused certain needles when drawing blood from patients, other than consequential damages.

---------------------------------
Corning

Corning Incorporated owns all of the 1,000 outstanding shares of Quest Diagnostics' voting cumulative preferred stock, which shares were issued to Corning Life Sciences Inc. and subsequently transferred to Corning during the fourth quarter of 1996. Prior to December 31, 1996, Quest Diagnostics was a wholly owned subsidiary of Corning. During 1999, Quest Diagnostics paid to Corning $117,500 in preferred stock dividends.

---------------------------------
Transaction Agreement

Under the Transaction Agreement entered into in connection with the 1996 spin-off of Quest Diagnostics, Corning agreed to indemnify Quest Diagnostics against all monetary penalties, fines or settlements for any government claims that (1) arise out of alleged violations of applicable federal fraud and healthcare statutes; (2) relate to billing practices of Quest Diagnostics and its predecessors; and (3) were pending in December 31, 1996.

Corning has also agreed to indemnify Quest Diagnostics in respect of private claims relating to indemnified or previously settled government claims that alleged overbilling by Quest Diagnostics or any of its existing subsidiaries for services provided before January 1, 1997. Corning will indemnify Quest Diagnostics for 50% of the aggregate of all judgment or settlement payments made by December 31, 2001 that exceed $42 million. The 50% share will be

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 31 limited to a total amount of $25 million and will be reduced to take into account any deductions or tax benefits realized by Quest Diagnostics, or a consolidated group of which Quest Diagnostics is a member, to the extent that the deductions or tax benefits are deemed to actually reduce the tax liability of Quest Diagnostics. Corning will not indemnify Quest Diagnostics against damages suffered as a result of, or incidental to, the billing claims and the fees and expenses of litigation.

Quest Diagnostics will control the defense of any government claim or investigation unless Corning elects to assume the defense. However, in the case of all non-government claims related to indemnified government claims of alleged overbilling, Quest Diagnostics will control the defense. All disputes relating to the Corning indemnification agreement are subject to binding arbitration.

---------------------------------
Tax Sharing Agreement

In connection with the 1996 spin-off from Corning, Quest Diagnostics and another former Corning subsidiary entered into a tax sharing agreement with Corning which allocates responsibility for federal income and various other taxes for 1996 and prior years among the three companies. The tax sharing agreement further provides in general that if the 1996 spin-off becomes taxable, this tax is allocated among Corning, Quest Diagnostics and the other former Corning subsidiary in such a manner as will take into account the extent to which the actions or inactions of each may have caused the tax and each will indemnify and hold harmless the other from and against the taxes so allocated.

Compensation and Nominating Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to Quest Diagnostics during 1999, Forms 5 and amendments thereto furnished to Quest Diagnostics with respect to 1999 and written representations furnished to Quest Diagnostics, Quest Diagnostics believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis.

Proposals of Stockholders

The proposals of stockholders intended to be presented at Quest Diagnostics' 2001 Annual Meeting of Stockholders must be received by Quest Diagnostics at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Corporate Secretary, on or before November 20, 2000, if they are to be considered for possible inclusion in the 2001 Proxy Statement and form of proxy, in accordance with the rules and regulations of the Securities and Exchange Commission.

32 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement

ADDITIONAL INFORMATION

Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

The annual report to stockholders being sent in connection with this proxy statement includes (other than the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 1999. Upon request, the Company will provide without charge a copy of its annual report on Form 10-K for the year ended December 31, 1999 to each record or beneficial owner of its common stock.

Such requests should be directed to:

Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey 07608
Attn: Corporate Secretary
(201) 393-5000

By Order of the Board of Directors

Leo C. Farrenkopf, Jr.
Vice President and Secretary

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 33

                                                                       Exhibit A

Paragraph 11 of the Restated Certificate of Incorporation

11. Indemnification. (a) No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Paragraph 11 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the director or officer in his or her capacity

34 -- Quest Diagnostics Incorporated -- 2000 Proxy Statement as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph or otherwise. The Corporation may, by action of its Directors, also provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(c) The indemnification provided by this Paragraph 11 shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

(d) If a claim under paragraph (b) of this Paragraph 11 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard or conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                    Quest Diagnostics Incorporated -- 2000 Proxy Statement -- 35

                         QUEST DIAGNOSTICS INCORPORATED

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 9, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF QUEST DIAGNOSTICS INCORPORATED

The undersigned hereby appoints Kenneth W. Freeman, Michael E. Prevoznik and Leo
C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, May 9, 2000 at 10:00 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

             PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE
            SIDE AND RETURN IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, TO
                          QUEST DIAGNOSTICS INCORPORATED
                        c/o Harris Trust and Savings Bank
                                  P.O. Box 2702
                          Chicago, Illinois 60690-9402

         PLEASE INDICATE YOUR VOTE BY AN `'X" IN THE APPROPRIATE BOX ON
                                THE REVERSE SIDE

         This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted, FOR the election of the Board's nominees, FOR ratification of the selection of the independent public accountants, and FOR approval of an Amendment to the Restated Certificate of Incorporation of Quest Diagnostics Incorporated.


1.   ELECTION OF DIRECTORS:

 FOR all nominees listed below                     WITHHOLD AUTHORITY
(except as marked to the contrary below)  / /   to vote for all nominees below   / /


         For terms expiring in 2003,  01-Kenneth W. Freeman,
02-Gail R. Wilensky, and  03-John B. Ziegler

INSTRUCTION. To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

2. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF QUEST DIAGNOSTICS FOR
THE YEAR ENDING DECEMBER 31, 2000.

   / /   FOR               / /   AGAINST           / /   ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO PARAGRAPH 11 OF QUEST DIAGNOSTICS'
RESTATED CERTIFICATE OF INCORPORATION TO CONFORM WITH A RECENT CHANGE TO SECTION
145(D) OF THE DELAWARE GENERAL CORPORATION LAW.

   / /   FOR               / /   AGAINST           / /   ABSTAIN

                                  Date:_________________________ 2000

                                  ------------------------------------
                                         (Signature)

                                  ------------------------------------
                                  (Signature if held jointly)

                                  ------------------------------------
                                  (Title or authority (if applicable))

For Information Only:

Check here if you plan to attend the meeting   / /
Check here to discontinue mailing duplicate
Annual Report                                  / /

NOTE: Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

--------------------------------------------------------------------------------

                             Detach Proxy Card Here


CONTROL NUMBER

--------------------------------------------------------------------------------


     NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET! QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

QUEST DIAGNOSTICS INCORPORATED ENCOURAGES YOU TO TAKE ADVANTAGE OF THE NEW AND CONVENIENT WAYS TO VOTE YOUR SHARES. IF VOTING BY PROXY, THIS YEAR YOU MAY VOTE BY MAIL, OR CHOOSE ONE OF THE TWO METHODS DESCRIBED BELOW. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED, AND RETURNED YOUR PROXY CARD. TO VOTE BY TELEPHONE OR INTERNET, READ THE ACCOMPANYING PROXY STATEMENT AND THEN FOLLOW THESE EASY STEPS:

TO VOTE BY PHONE                            Call TOLL FREE 1-800-213-3198 any
                                            time on a touch tone telephone.
                                            There is NO CHARGE to you for
                                            the call.

                                            Enter the 6-digit CONTROL NUMBER
                                            located above.

                                            Option #1: To vote as the Board of
                                            Directors recommends on ALL
                                            proposals: Press 1

                                            When asked, please confirm your vote
                                            by pressing

1. Option #2: If you choose to vote on each proposal separately, Press 0 and follow the recorded instructions.

TO VOTE BY INTERNET                                Go to the following Website:
WWW.HARRISBANK.COM/WPROXY

--------------------------------------------------------------------------------

                                            Enter the information requested on
                                            your computer screen, including the
                                            6-digit CONTROL NUMBER located
                                            above.

                                            Follow the instructions on the
                                            screen.

   IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK THE PROXY CARD.
                              THANK YOU FOR VOTING